UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 4, 2005

VIA NET.WORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29391	84-1412512
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Siriusdreef 30-36, 2132 WT Hoofddorp, The Netherlands

(Address of principal executive offices)

Registrant’s telephone number, including area code +31 23 56 99 842

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

Filing of Certificate of Dissolution.  On November 4, 2005, VIA NET.WORKS, Inc. (the “Company”) filed a certificate of dissolution with the Delaware Secretary of State in accordance with its previously announced plan of complete liquidation and dissolution.  Copies of the certificate of dissolution and the related press release are filed as Exhibits 99.1 and 99.2 hereto, respectively.

Closing of Transfer Books – No Further Transfers of Stock. The Company closed its stock transfer books and has discontinued recording transfers of its common stock and preferred stock as of 5:00 p.m. Eastern time on November 4, 2005.  The Company will not record any further transfers of its common stock or its preferred stock on the books of the Company except by will, intestate succession, or operation of law.  All distributions from the Company, if any, will be made to the Company’s stockholders according to their respective holdings as of this final record date in accordance with the plan of complete liquidation and dissolution.

Cessation of Public Reporting.  After the filing of the Company’s Quarterly Report on Form 10-Q for the third quarter, the Company intends to terminate its reporting obligations under the Securities Exchange Act of 1934 as soon as possible consistent with SEC rules.  This means that the Company will no longer be required to file reports with the SEC.  However, the Company may voluntarily file additional Current Reports on Form 8-K on a voluntary basis from time to time to provide further updates on the Company’s financial condition and expected distributions or to report other material events.

Update on Distributions to Shareholders; Liquidation Analysis and Estimates

Our board of directors will determine, in its sole discretion and in accordance with the plan of dissolution, the Company’s certificate of incorporation, and applicable law, the timing of, the amount, and the kind of all distributions made to shareholders. Our board of directors has not established a firm timetable for distributions to shareholders. We expect that our board of directors will, subject to uncertainties inherent in winding up our business, make such distributions as promptly as practicable after payment of outstanding claims, making an adequate reserve for contingent or unmatured claims and completing the remaining process for dissolution in Delaware.

As part of its dissolution and winding up, the Company may be subject to claims and legal proceedings by parties seeking payment prior to distribution of the Company’s remaining assets to stockholders.  Under Delaware law, the Company will need to establish appropriate reserves for outstanding claims, and ultimately may seek approval from the Delaware courts for resolution of the appropriate amounts of these reserves so that any remaining funds can be distributed to stockholders.  We currently anticipate that the Company will petition the Delaware Court of Chancery approximately five months after the date of dissolution to address the liquidation of the Company’s assets and liabilities, including the establishment of reserves for contingent and other unresolved claims and authorizing the distribution of funds. In this case, the timing and amount of the distributions would be subject to the approval of the Delaware Court of Chancery.  The Company anticipates that this Court approval process would take place approximately six to eight months from the date of dissolution.

The following is an update of the analysis and estimates that were included in the Company’s definitive proxy statement mailed to shareholders on or about September 28, 2005.  This update is based on the Company’s estimates as of November 1, 2005 of the remaining expenditures and liabilities of the Company.   The actual amounts expended could be greater or less than the amount estimated.

As of November 1, 2005, the Company’s remaining assets consist primarily of approximately $9.8 million of cash and cash equivalents.  As of the date of this report, the Company anticipates that its existing cash and cash equivalents will be reduced by net cash outflows of approximately $3.4 million.  The estimated net cash outflows of $3.4 million in connection with the plan of dissolution consist of the following:

(in millions of U.S. Dollars)
Payment of accounts payable and accrued liabilities	$(1.5)
Consulting fees, personnel costs, and BOD fees	$(0.3)
Professional fees	$(0.6)
Office and administrative expenses	$(0.1)
Settlement of known litigants(1)	$(0.4)
Headquarters office lease termination expenses (net)	$(0.1)
Reserve for unknown litigants and creditors (2)	$(0.4)
Total	$(3.4)

(1)           For a discussion of these ongoing litigation matters, see the Company’s periodic filings, including the Company’s Form 10-Q for the third quarter of 2005 that we intend to file on November 11, 2005.  The amounts contained in the table above are based on proposed settlements of the relevant matters, but these matters are not yet settled and the settlement amounts could differ from those in the table, particularly if the matters proceed to litigation.

(2)           In accordance with Delaware law and the plan of dissolution, the Company has mailed notices to all known business partners and other potential creditors, and should be in a position to know over the next 60 days whether any additional claims are being asserted.  This estimate is not based on any known claims, but primarily on management’s judgment concerning the costs of contesting any unknown claims that may arise.

The shares of the Company’s preferred stock have a liquidation preference to our common stock.  Upon a liquidation, including pursuant to the plan of dissolution, holders of common stock would not receive distributions until the liquidation preference on the preferred stock has been satisfied.  The liquidation preference on the shares of preferred stock is equal to the $2.4 million purchase price plus accrued and unpaid dividends.  Based on our current estimate of remaining assets that will be available for distribution to common shareholders, after payment of the liquidating preference to the holders of shares of the preferred stock, holders of common stock would receive a final distribution as a liquidating dividend of approximately $.035 per share.  The amount of the distribution may be less than this estimate depending upon the nature and amount of any claims that might arise in the course of the plan of dissolution, the amount of a reserve against the remaining assets that is determined to be appropriate for claims, including contingent and unmatured claims and the time required to complete the plan of dissolution.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Malcolm Bell, Jan Gesmar-Larsen, Michael McTighe, Karen Slatford and John Steele (representing all of the directors of the Company except for Frederick B. Rosner and Steven R. Schlesinger) have resigned from the Board of Directors.  The resignations will be effective on November 15, 2005.  As previously announced, Messrs. Rosner and Schlesinger were recently named to the Board of Directors of the Company because of their experience in the area of the winding-up and dissolution of companies under Delaware law.  They were appointed in anticipation of the resignation of the other members of the Board of Directors.

Item 9.01               Financial Statements and Exhibits.

(c) Exhibits.

The Exhibits listed in the accompanying Exhibit Index are filed by reference as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA NET.WORKS, INC.
(Registrant)

/s/ Matt S. Nydell
Matt S. Nydell Senior Vice President, General Counsel & Secretary

November 10, 2005

Exhibit Index

Exhibit No.	Description

99.1	Certificate of Dissolution of the Company.

99.2	Press Release dated November 7, 2005.